Exhibit 99

 General Environmental Management Announces
Proposals to be Voted on at a Special Shareholder Meeting

POMONA, CA - December 29, 2006 - General Environmental Management, Inc. (GEM, OTCBB: GEVM.OB), a leading environmental and waste remediation company, today announced its Board of Directors has proposed that there be a “reverse stock split” of the Company’s common stock, pursuant to which one new share of common stock will be issued for each 30 currently outstanding shares of common stock. In addition, the Board of Directors has proposed that the Company increase its authorized common stock from 200 million to one billion and increase the authorized preferred stock from 50 million to 100 million.

The approval of stockholders to the proposals will be sought at a special meeting of stockholders to be held after certain regulatory procedures are completed. The three proposals will not become effective until stockholder approval is received.

About General Environmental Management, Inc.
General Environmental Management, Inc. (www.go-gem.com) is a full service hazardous waste management and environmental services firm providing integrated environmental solutions managed through its proprietary web-based enterprise software, GEMWare, including the following service offering: management and transportation of waste; design and management of on-site waste treatment systems; management of large remediation projects; response to environmental incidents and spills; and environmental, health and safety compliance. Headquartered in Pomona, California, GEM operates five field service locations and one Treatment, Storage, Disposal facility (TSDF), servicing all markets in the Western U.S.

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of GEM. No forward-looking statement can be guaranteed. GEM undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect GEM's business.

Company Contact:
General Environmental Management (GEM)
Tim Koziol, 909-444-9500
IR@go-gem.com

Investor Contact:
Lippert / Heilshorn & Associates, Inc.
Moriah Shilton / Kirsten Chapman, 415-433-3777
mshilton@lhai.com